EXHIBIT 10.6

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of this 4th day of January, 2013, by and among ECPM Holdings, LLC, a Delaware limited liability company (the “Company”), Council Capital II, LP, Envest III, LLC, River Cities Capital Fund IV, L.P., and River Cities Capital Fund IV (N.Q.P.), L.P. (each a “Class B Holder” and together with any subsequent transferees, who become parties hereto as a “Class B Holder” pursuant to Subsection 4.1 below, the “Class B Holders”).

BACKGROUND STATEMENT

A. Concurrently with this Agreement, the Class B Holders. and certain other parties are executing that certain First Amended and Restated LLC Agreement of the Company (the “LLC Agreement”) which sets forth the rights, preferences and privileges of the Members.

B. The parties desire to enter into this Agreement to set forth their agreements and understandings with respect to the voting of the Class B Units. Capitalized terms not otherwise defined herein have the meanings given to them in the LLC Agreement.

STATEMENT OF AGREEMENT

In consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Managers.

Each Class B Holder agrees to vote, or cause to be voted, all Class B Units owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to elect the following persons as Managers of the Company:

1.1 With respect to the Manager to be appointed pursuant to Section 6.1(a)(iii)(a) of the LLC Agreement, one person designated by River Cities Capital Fund IV, L.P., which individual shall initially be Rik Vandevenne, so long as River Cities Capital Fund IV, L.P. and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable).

1.2 With respect to the Manager to be appointed pursuant to Section 6.1(a)(iii)(b) of the LLC Agreement (the “Class B Majority Manager”) during the period beginning on the date hereof and ending December 31, 2013,

(a) One person designated by Council Capital II, LP, which individual shall initially be Grant Jackson, so long as Council Capital II, LP and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable) during such period;

(b) One person designated by Envest III, LLC, if at any time during such period (A) Council Capital II, LP and/or its Affiliates hold less than 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable), and (B) Envest III, LLC and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable); and

(c) One person designated by a Class B Majority, if at any time during such period neither Council II, LP and/or its Affiliates nor Envest III, LLC and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable);

1.3 With respect to the Class B Majority Manager during the period beginning on December 31, 2013 and thereafter:

(a) One person designated either by Council Capital II, LP or Envest III, LLC, each for so long as such Member and/or its Affiliates, respectively, hold at least 3,500,000 Class B Units, as adjusted for reclassifications, unit splits, unit dividends, combinations and the like, as applicable, (each a “Nominator”) during such period, to be determined as follows:

(i) On or prior to December 10th each calendar year, beginning December 10, 2013, the Nominator who did not have its designee serve as Class B Majority Manager at the commencement of such calendar year, shall have the right to designate a person to serve as the Class B Majority Manager for the subsequent calendar year by providing written notice to the Company;

(ii) Within five (5) days of receiving such notice from a Nominator, the Company shall notify the Class B Holders of such designation and take such actions as are necessary and appropriate to enable the Class B Holders to appoint such designee as the Class B Majority Manager;

(iii) In the event a Nominator entitled to designate a person to serve as the Class B Majority Manager does not provide written notice of its intention to appoint a designee on or prior to December 10th of any calendar year, the person then serving as the Class B Majority Manager shall continue to serve as such into the following calendar as the designee of the other Nominator;

(iv) Notwithstanding the foregoing, in the event at any time both Nominators mutually agree to appoint a designee and provide written notice of such agreement to the Company, within five (5) days of receiving such notice, the Company shall notify the Class B Holders of such designation and take such actions as are necessary and appropriate to enable the Class B Holders to appoint such designee as the Class B Majority Manager to serve until one of the Nominators revokes such approval by written notice to the Company, at which point (I) the foregoing provisions of the Section 6.7(b) generally shall control the election of the Class B Majority Manager for the remainder of the calendar year during which such revocation occurred, (II) the last Nominator who did not have its designee serve as the Class B Majority Manager shall have the right to designate a person to serve in such capacity for the remainder of such calendar year if it provides the requisite written notice contemplated by subclause (A) above within five (5) days following such revocation, and (III) if such Class B Majority Manager fails to make such a designation within such period, the person then serving as the Class B Majority Manager shall continue to serve as such for the remainder of such calendar year and shall represent the designee of the other Nominator;

(b) One person designated by Council Capital II, LLC, if at any time during such period (A) Envest III, LLC and/or its Affiliates hold less than 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable), and (B) Council Capital II, LLC, and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable); and

(c) One person designated by Envest III, LLC, if at any time during such period (A) Council Capital II, LP and/or its Affiliates hold less than 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable), and (B) Envest III, LLC and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable); and

(d) One person designated by a Class B Majority, if at any time during such period neither Council II, LP and/or its Affiliates nor Envest III, LLC and its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable);

1.4 Removal of Managers. Each Class B Holder also agrees to vote, or cause to be voted, all Class B Units owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no Manager elected pursuant to Subsections 1.1, 1.2 or 1.3 may be removed from office unless such removal is directed or approved by the party entitled to designate such Manager or (ii) the parties originally entitled to designate the such Manager pursuant to Subsections 1.1, 1.2 or 1.3 are no longer so entitled to designate or approve the such Manager;

(b) any vacancies created by the resignation, removal or death of a Manager shall be filled pursuant to the provisions of Subsections 1.1, 1.2 and 1.3, as applicable; and

(c) upon the request of any party entitled to designate a Manager as provided in Subsections 1.1, 1.2 or 1.3 to remove such Manager, such Manager shall be removed.

All Class B Holders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate a Manager to call a meeting of Members for the purpose of electing a Manager or Managers.

1.5 No Liability for Election of Recommended Manager. No Member, nor any Affiliate of any Member, shall have any liability as a result of designating a person for election as a Manager for any act or omission by such designated person in his or her capacity as a Manager of the Company, nor shall any Member have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Remedies.

2.1 Covenants of the Company. The Company agrees to use its commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement, in all cases in a manner consistent with the terms of the LLC Agreement.

2.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Class B Holders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3. Term. Unless terminated sooner by the written consent of all parties hereto, this Agreement shall survive and remain in full force and effect for so long as the Class B Holders continue, as (i) the Members representing a majority of the Series B1 Units, Series B2 Units and Series B3 Units (voting together as a single class) and (ii) the Members representing a Class B Majority, to have the right to appoint a Manager pursuant to the LLC Agreement.

4. Miscellaneous.

4.1 Transfers. Each transferee or assignee of any Class B Units subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Class B Holder. The Company shall not permit the transfer of the Class B Units subject to this Agreement unless and until such transferee shall have complied with the terms of this Subsection 4.1.

4.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. A notice must be addressed to such party’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office to the attention of the secretary of the Company. Any party may designate, by notice to the others parties in accordance with this Section 4.6, substitute addresses or addressees for notices, and, thereafter, notices are to be directed to those substitute addresses or addressees.

4.7 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) Class B Holders holding a majority of the Class B Units. Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Class B Holder without the written consent of such Class B Holder unless such amendment, termination or waiver applies to all Class B Holders in the same fashion;

(b) Subsection 1.1 of this Agreement shall not be amended or waived without the written consent of River Cities Capital Fund IV, L.P., so long as River

Cities Capital Fund IV, L.P. and/or its Affiliates hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, Unit dividends, combinations and the like, as applicable)

(c) Subsections 1.2 and 1.3 of this Agreement shall not be amended or waived without the written consent of both Nominators, each only for so long as such Nominator and/or its Affiliates, respectively, hold at least 3,500,000 Class B Units (as adjusted for reclassifications, unit splits, unit dividends, combinations and the like).

Any amendment, termination or waiver effected in accordance with this Subsection 4.7 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.10 Entire Agreement. This Agreement and the LLC Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.11 Unit Splits, Unit Dividends, etc. In the event of any issuance of Class B Units of the Company hereafter to any of the Class B Holders in connection with any unit split, unit dividend, recapitalization, reorganization, or the like), such Units shall become subject to this Agreement.

4.12 Manner of Voting. The voting of Units pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Units pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.13 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.14 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

4.15 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY

ECPM HOLDINGS, LLC

By:	/s/ Mark G. Gilreath
Name:	Mark G. Gilreath
Title:	CEO

CLASS B HOLDERS

COUNCIL CAPITAL II, LP

By:	Council Capital Partners II, LLC, its General Partner

By:	/s/ Grant Jackson
Name:	Grant Jackson
Title:	General Partner

ENVEST III, LLC
By:	Envest Management III, LLC, its Managing Member

By:	/s/ David Kaufman
Name:	David Kaufman
Title:	Manager

RIVER CITIES CAPITAL FUND IV L.P.
By:	River Cities Management IV LLC, its General Partner

By:	/s/ Edward C. McCarthy
Name:	Edward C. McCarthy
Title:	Manager

RIVER CITIES CAPITAL FUND IV (N.Q.P.) L.P.
By:	River Cities Management IV LLC, its General Partner

By:	/s/ Edward C. McCarthy
Name:	Edward C. McCarthy
Title:	Manager

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                 , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of January 4, 2013 (the “Agreement”), by and among the Company and certain of its Members, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain Class B Units of the Company (the “Units”) as a transferee of Units from a party in such party’s capacity as a “Class B Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Class B Holder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Units, and any other securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:		ECPM HOLDINGS, LLC
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: